Exhibit 10.5

Annual Director Compensation
Annual Retainers:

Each non-employee director:	$77,500
Chairman of the Board	80,000
Chairperson of the Audit Committee:	27,500
Other Audit Committee Members:	15,000
Chairperson of the Compensation Committee:	25,000
Other Compensation Committee Members:	10,500
Chairperson of the Nominating/Corporate Governance Committee:	20,000
Other Nominating/Corporate Governance Committee Members:	10,000

Beginning July 1, 2019, retainers may be paid in a combination of cash or deferred stock units (“DSUs”) at each non-employee director's election. Deferred fees will be matched 25% by the Company and the total deferred fees and matching contributions will be converted into an equivalent value of DSUs. Deferred fees plus matching contributions are converted to DSUs based on the closing price of Rent-A-Center common stock on the trading day immediately preceding the date on which the fees are payable. Each DSU represents the right to receive one share of common stock of the Company. The DSUs are fully vested and non-forfeitable. The common stock will be issued on the date the person ceases to be a member of the Board. The DSUs do not have voting rights.

Meeting Fees:
Non-employee directors each receive $2,500 for each Board of Directors meeting attended in person and are reimbursed for their expenses in attending such meetings.

Equity Award:
Annually, each director shall receive a deferred stock award pursuant to the 2016 Long-Term Incentive Plan, consisting of the right to receive shares of Rent-A-Center common stock. The award shall be fully vested upon issuance and the shares covered by the award will be issued upon the termination of the director’s service as a member of the Board. With respect to the 2019 fiscal year, such award shall be made effective as of April 1, 2019, and shall be valued at $120,000.